Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee

Omnitek Engineering Corp.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2017 with respect to the audited financial statements of Omnitek Engineering Corp. for the years ended December 31, 2016 and 2015.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, Utah

January 24, 2018